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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:                     FOR MORE INFORMATION, CONTACT:
May 4, 2001                                David Camp, President and CEO
                                           Paul Landers, Chief Financial Officer
                                           (940) 323-9672

INTERNATIONAL ISOTOPES INC ANNOUNCES COMPLETION OF SALE OF BRACHYTHERAPY SEED ASSETS TO IMAGYN MEDICAL, INC.

Denton, TX, May 4, 2001 - International Isotopes Inc. (I(3)) announces that the transaction for the sale of its brachytherapy seed assets to Imagyn Medical, Inc. for net proceeds of $4.9 Million has been completed as of April 27, 2001.

Dr. David M. Camp, Chairman and CEO of International Isotopes, stated, "International Isotopes is very pleased to have completed this transaction with Imagyn Medical, who has been our marketing partner for the brachytherapy seeds for the last three years. We believe that Imagyn has a sound plan to continue to grow, develop, and expand the brachytherapy business."

"All of the proceeds of this transaction are committed to our secured creditors in accordance with our previous announcements."

Dr. Camp continued, "We are continuing to try to sell our Shady Oaks facility, which has been closed since November, 2000, and the real estate we own in Waxahachie. If we can sell these assets, the only remaining International Isotopes business will be our operations in Idaho."


      (b)  International Isotopes Safe Harbor Statement

Statements in the press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, the need to raise additional capital, the development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.

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